UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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DigitalBridge Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder,

This communication is intended to address certain matters with respect to a report issued by the proxy advisory firm Institutional Shareholder Services (ISS) on April 5, 2024, regarding the annual meeting of stockholders of DigitalBridge Group, Inc. (the “Company”) on April 26, 2024 (the “Annual Meeting”). In that report, ISS recommended that our stockholders vote in favor of all of the proposals included in Company’s Definitive Proxy Statement for the Annual Meeting (the “Proxy Statement”) except for Proposal 3 relating to the DigitalBridge Group, Inc. 2024 Omnibus Stock Incentive Plan (the “Omnibus Plan”), as to which ISS recommended a vote against the proposal. As explained in more detail below, we strongly encourage our stockholders to vote “FOR” Proposal 3 in the Proxy Statement and are seeking to engage with ISS for a change to their recommendation given their analysis counted shares under the 2014 Plan (as defined below) that are no longer available.

As stated in the report, in connection with its vote recommendation, ISS included 11,320,855 shares remaining available for future grants of awards under the DigitalBridge Group, Inc. 2014 Stock Incentive Plan (the “2014 Plan”) in its calculation of plan cost. However, as stated in the Proxy Statement (on p. 65), “the 2024 Stock Incentive Plan will replace the DigitalBridge Group, Inc. 2014 Omnibus Incentive Plan, which will expire on March 28, 2024, as the means by which the Company makes equity and cash awards to key persons. If approved, the number of shares of Class A common stock reserved and available for issuance under the 2024 Stock Incentive Plan would be 5,500,000 as of the effective date of the 2024 Stock Incentive Plan. For the avoidance of doubt, no further awards will be made or are permitted to be made under the 2014 Stock Incentive Plan after March 28, 2024.” Accordingly, we do not agree with the inclusion of shares (i) that are no longer available for future grants under the 2014 Plan, which has expired, and (ii) that will not become available for future grant under the Omnibus Plan, in the plan cost calculations.

We have set forth in the table below certain information regarding grants made under the 2014 Plan through the date of expiration thereof and the number of shares that will be available under the Omnibus Plan if Proposal 3 is approved. Using only the available number of shares requested under the Omnibus Plan, we calculate that our plan cost (or SVT) is approximately 3.1% for available shares. As of March 28, 2024, the Company had 164,524,660 shares of common stock outstanding.

Awards issued under the 2014 Plan from December 31, 2023 through March 28, 2024 (inclusive of annual equity awards issued March 15, 2024)	1,548,440
Number of shares underlying outstanding equity awards as of March 28, 2024(1)	7,440,054
Total shares remaining available for issuance under the 2014 Plan (immediately prior to expiration of the 2014 Plan)	8,861,625
Total shares remaining available for issuance under the 2014 Plan (as of expiration of the 2014 Plan)	0
Total number of shares that would be authorized for future grants upon stockholder approval of the Omnibus Plan	5,500,000
(1)	As of March 28, 2024, the Company had no stock options or stock appreciation rights outstanding, and restricted stock, performance-based RSU, deferred RSU, PSU and LTIP unit awards issuable into 3,294,636, 599,347, 64,135, 856,936 and 2,625,000 shares of Class A common stock, respectively.

Given that the 2014 Plan has expired, we have not granted any awards under the 2014 Plan since March 28, 2024, and we are unable to grant any new awards unless and until the Omnibus Plan is approved by stockholders at the Annual Meeting. If the Omnibus Plan is not approved, we will not be able to grant any compensation to our employees in the form of equity, resulting in increased cash compensation payments, which would ultimately decrease our employee’s long-term alignment with investors and reduce cash available to return to stockholders. We believe that the pool of 5,500,000 shares under the Omnibus Plan will allow us to continue to attract, retain and motivate the talent required to execute our strategy.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE DIGITALBRIDGE GROUP, INC. 2024 OMNIBUS STOCK INCENTIVE PLAN.

If you have already voted and would like to change or revoke your vote on Proposal 3, please refer to the disclosure in the Proxy Statement under “Frequently Asked Questions and Answers—Can I change my vote after I have mailed in my proxy card” for information on how to do so.